Exhibit 10.3

AMENDED AND RESTATED US ECOLOGY, INC.

2008 STOCK OPTION INCENTIVE PLAN

1.                                      PURPOSE.

The purpose of this Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan (the “Plan”) is to enable US Ecology, Inc., formerly known as US Ecology Parent, Inc. (the “Company”), to retain the services of (i) selected employees, officers and directors of the Company or any subsidiary of the Company and (ii) selected non-employee agents, consultants, advisers and independent contractors of the Company or any subsidiary of the Company.  For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a subsidiary of the Company.

In connection with, and as contemplated by, that certain Agreement and Plan of Merger, dated as of June 23, 2019, by and among US Ecology, Inc. (now known as US Ecology Holdings, Inc.), US Ecology Parent, Inc. (now known as US Ecology, Inc.), Rooster Merger Sub, Inc., ECOL Merger Sub, Inc., and NRC Group Holdings Corp. (as amended and/or restated from time to time, the “Merger Agreement”), the Company assumed the American Ecology Corporation 2008 Stock Option Incentive Plan (the “Pre-Merger Plan”), amended and restated the Pre-Merger Plan as set forth herein and renamed it the Amended and Restated US Ecology, Inc. 2008 Stock Option Incentive Plan.  All awards granted under the Pre-Merger Plan that were outstanding as of immediately prior to the Effective Time (as defined in the Merger Agreement) were assumed by the Company at the Effective Time and converted to be in respect of Common Stock (as defined below), and shall be treated as if they were granted under the Plan (such awards as converted, the “Converted Awards”).  No Options (as defined in Section 5 below) other than the Converted Awards may be granted under the Plan.

2.                                      SHARES SUBJECT TO THE PLAN.

Subject to adjustment as provided below and in Section 7, the total number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock,” and such shares referred to herein as “shares”) that may be issued under the Plan shall be 83,511 shares, all of which may be issued and outstanding pursuant to the exercise of Incentive Stock Options (as defined in Section 5 below) and/or Non-Statutory Stock Options (as defined in Section 5 below) under the Plan or subject to Incentive Stock Options and/or Non-Statutory Stock Options outstanding under the Plan.  For the avoidance of doubt, shares issued pursuant to Converted Awards shall be treated as if they were issued under the Plan and shall reduce the number of shares available for issuance under the Plan.

3.                                      EFFECTIVE DATE AND DURATION OF PLAN.

3.1.                            Effective Date.  The Plan shall become effective as of the date on which the closing of the Parent Merger (as defined in the Merger Agreement) occurs.

3.2.                            Duration.  The Plan shall continue in effect until all shares available for issuance pursuant to the exercise of Options under the Plan have been issued.  The Board of Directors of the Company (the “Board of Directors”) may suspend or terminate the Plan at any time except with respect to Options then outstanding under the Plan.  Termination of the Plan shall not affect any then outstanding Options issued under the Plan.  Notwithstanding anything in the Plan or any related agreement to the contrary, no Options other than Converted Awards shall be granted under the Plan after the Effective Time.

4.                                      ADMINISTRATION OF THE PLAN.

4.1.                            Except as provided in the following sentence, the Plan shall be administered by the Board of Directors.  The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall administer the Plan with respect to any Options granted to “covered employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the Compensation Committee shall have the full authority of the Board of Directors, as described herein, with respect to such Options.  Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan.  The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive.  The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2.                            Compensation Committee.  In addition to the authority of the Compensation Committee described in Section 4.1 hereof, the Board of Directors may delegate to the Compensation Committee any or all authority for administration of the Plan.  The Compensation Committee shall be comprised solely of two or more “outside directors” (within the meaning ascribed to such term under the applicable regulations under Section 162(m) of the Code) who are “independent” as defined by applicable listing standards.  If authority is delegated to the Compensation Committee, all references to the Board of Directors in the Plan shall mean and relate to the Compensation Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 8.

5.                                      TYPES OF AWARDS.

5.1.                            Types of Awards.  Each Converted Award granted under the Plan will be (i) an option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code, and designated as such (“Incentive Stock Option”), or (ii) an option that is not intended to be, or is not designated as, Incentive Stock Option (“Non-Statutory Stock Option” and together with Incentive Stock Option, “Option”), in any case as designated in the option instrument governing such Converted Award.

5.2.                            Intentionally omitted.

5.3.                            Intentionally omitted.

6.                                      OPTION GRANTS.

6.1.                            General Rules Relating to Options.

(a)                                 Intentionally omitted.

(b)                                 Exercise of Options.  Except as provided in Section 6.1(d) or as determined by the Board of Directors, no Option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the Option was granted.  Except as provided in Sections 6.1(d) and 7, Options granted under the Plan may be exercised from time to time over the period stated in each Option in amounts and at times prescribed by the Board of Directors, provided that Options may not be exercised for fractional shares.  Unless otherwise determined by the Board of Directors, if an optionee does not exercise an Option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the Option.

(c)                                  Nontransferability.  Each Incentive Stock Option and each other Option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, (ii) during the optionee’s lifetime, shall be exercisable only by the optionee, and (iii) shall, under no circumstances, be transferable in exchange for consideration.

(d)                                 Termination of Employment or Service.

(i)                                     General Rule.  Unless otherwise determined by the Board of Directors or otherwise set forth in the applicable option instrument, if an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1(d)(ii) and (iii), his or her Option may be exercised at any time before the expiration date of the Option or the expiration of thirty (30) days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of termination.

(ii)                                  Termination Because of Total Disability.  Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates because of total disability, his or her Option may be exercised at any time before the expiration date of the Option or before the date twelve (12) months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of termination.  The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of twelve (12) months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity.  Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

(iii)                               Termination Because of Death.  Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her Option may be exercised at any time before the expiration date of the Option or before the date twelve (12) months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of death and only by the person or persons to whom the optionee’s rights under the Option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(iv)                              Amendment of Exercise Period.  The Board of Directors may at any time extend the 30-day and 12-month exercise periods  any length of time not longer than the original expiration date of the Option.  The Board of Directors may at any time increase the portion of an Option that is exercisable, subject to terms and conditions determined by the Board of Directors.

(v)                                 Failure to Exercise Option.  To the extent that the Option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the Option shall cease and terminate.

(vi)                              Leave of Absence.  Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service.  Unless otherwise determined by the Board of Directors, vesting of Options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of Options shall be suspended during any other unpaid leave of absence.

(e)                                  Purchase of Shares.

(i)                                     Notice of Exercise.  Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an Option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the Option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended (the “1933 Act”), containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

(ii)                                  Payment.  Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an Option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, promissory notes and other forms of consideration.  The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.  No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding.  With the consent of the

Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of an Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the Option subject to future exercise.

(iii)                               Tax Withholding.  Each optionee who has exercised an Option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements.  If additional withholding is or becomes required (as a result of exercise of an Option or as a result of disposition of shares acquired pursuant to exercise of an Option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand.  If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law.  With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise of an Option or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

(iv)                              Reduction of Reserved Shares.  Upon the exercise of an Option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the Option.

(f)                                   Option Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares as described in Section 7), the terms of outstanding Options may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options without stockholder approval.

6.2.                            Incentive Stock Options.  Incentive Stock Options shall be subject to the following additional terms and conditions:

(a)                                 Limitation on Amount of Grants.  If the aggregate fair market value of stock (determined as of the date the Option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in Subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the Option or Options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the Option or Options will be treated as a Non-Statutory Stock Option.  The preceding sentence will be applied by taking Options into account in the order in which they were granted.  If, under the $100,000 limitation, a portion of an Option is treated as an Incentive Stock Option and the remaining portion of the Option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the Option will be treated as the exercise of the Incentive Stock Option portion of the Option to the full extent permitted under the $100,000 limitation.  If an optionee exercises an Option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

(b)                                 Limitations on Grants to 10 percent Shareholders.  An Incentive Stock Option may be granted under the Plan to an employee possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in Subsections 424(e) and 424(f) of the Code) only if the Option price is at least 110 percent of the fair market value, as described in Section 6.2(d), of the Common Stock subject to the Option on the date it is granted and the Option by its terms is not exercisable after the expiration of five years from the date it is granted.

(c)                                  Duration of Options.  Subject to Sections 6.1(b), 6.1(d) and 6.2(b), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted.

(d)                                 Intentionally omitted.

(e)                                  Intentionally omitted.

(f)                                   Early Dispositions.  If within two (2) years after an Incentive Stock Option is granted or within twelve (12) months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within thirty (30) days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3.                            Non-Statutory Stock Options.  Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

(a)                                 Intentionally omitted.

(b)                                 Duration of Options.  Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors not to exceed ten (10) years from the date of grant.

7.                                      CHANGES IN CAPITAL STRUCTURE.

7.1.                            Stock Splits, Stock Dividends.  If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan.  In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained.  Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors.  Any such adjustments made by the Board of Directors shall be conclusive.

7.2.                            Mergers, Reorganizations, Etc.  In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding Options under the Plan and the Board of Directors need not take the same action with respect to all Options, nor treat all optionees identically:

(a)                                 Outstanding Options shall remain in effect in accordance with their terms;

(b)                                 Outstanding Options shall be converted into Options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction.  The amount, type of securities subject thereto and exercise price of the converted Options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction.  Unless otherwise determined by the Board of Directors, the converted Options shall be vested only to the extent that the vesting requirements relating to Options granted hereunder have been satisfied.

(c)                                  The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding Options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised Options shall immediately terminate.  The Board of Directors may, in its sole discretion, accelerate, in whole or in part, the exercisability of Options so that they are exercisable in full during that period.

(d)                                 In the case of any Options the exercise price of which exceeds the Fair Market value of the underlying shares of Company Common Stock (determined in connection with the applicable Transaction), such Options may be cancelled with no further consideration due to the optionees.

7.3.                            Dissolution of the Company.  In the event of the dissolution of the Company, Options shall be treated in accordance with Section 7.2(c).

7.4.                            Intentionally omitted.

8.                                      AMENDMENT OF THE PLAN.

The Board of Directors may at any time modify or amend the Plan in any respect.  Except as provided in Section 8, however, no change in an Option already granted shall be made without the written consent of the optionee of the award if the change would adversely affect the optionee.

9.                                      APPROVALS.

The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter.  The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan.  The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

10.                               EMPLOYMENT AND SERVICE RIGHTS.

Nothing in the Plan or any Option granted pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

11.                               RIGHTS AS A STOCKHOLDER.

The recipient of any Option granted under the Plan shall have no rights as a stockholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

Adopted: November 1, 2019